Exhibit 99.1

Thomas P. Smith Appointed Vice President, Chief Financial Officer and Treasurer of Lydall, Inc.

MANCHESTER, CT—(MARKET WIRE)—Mar 26, 2004 — LYDALL, INC. (NYSE:LDL - News) — David Freeman, President and Chief Executive Officer of Lydall, Inc., today announced that Thomas P. Smith has been appointed Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Smith, who has been interim CFO since April 2003, has over 20 years of experience as a financial executive.

Mr. Smith joined Lydall in 2000 as Vice President — Controller. Before that, he had been Assistant Controller of Carrier Corporation since 1991. Prior to Carrier, Mr. Smith spent ten years with PricewaterhouseCoopers LLP, advancing to the position of Audit Senior Manager.

Mr. Smith holds a Bachelor’s Degree in Business Administration from the University of Notre Dame. He is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants.

Mr. Freeman commented, “I am pleased to make this announcement. We have benefited from Tom’s strong financial leadership and breadth of experience over the past four years, and we look forward to his being a valuable contributor to the future growth of Lydall. In his expanded role as CFO, he will be responsible for formulating financial policy and plans, directing and managing the financial reporting, accounting, tax, insurance, budget and treasury functions, and SEC compliance requirements. He will also manage Lydall’s Information Technology function.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Contact:

Lydall, Inc.

Christopher R. Skomorowski

One Colonial Road

Manchester, CT 06040

Telephone 860 646-1233

Facsimile 860 646-8847

http://www.lydall.com